Exhibit 4.10

EXECUTION COPY

Trust Swap
Class A-4 Notes

CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP
TRANSACTION UNDER 1992 MASTER AGREEMENT

TO:	CNH Equipment Trust 2007-B
Dorri Wolhar
Financial Services Officer
Corporate Trust/ABS
Wilmington Trust Company, as Trustee
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890
(302) 636-6194 (direct)
(302) 636-4140 (fax)

FROM:	ABN AMRO BANK N.V.
199 Bishopsgate,
London EC2M 3XW,
United Kingdom
Attention: Fixed Income Derivatives Documentation
Telex: 887366 Answerback: ABNALN G
Fax: 44 20 7857 9428
Telephone: 44 20 7678 3311
Electronic Messaging System Details: Swift ABNA GB 2L

DATE:	September 12, 2007

Our Reference Numbers: 7617632

The purpose of this letter agreement is to confirm the terms and conditions of the Swap Transaction entered into between ABN AMRO BANK N.V. (“Party A”) and CNH Equipment Trust 2007-B (“Party B”) on the Trade Date specified below (the “Swap Transaction” or the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below.

1.                                       The definitions and provisions contained in (i) the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the “Definitions”) and (ii) Appendix A to the Indenture dated as of September 1, 2007 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”) between Party B and The Bank of New York Trust Company, N.A., as indenture trustee (the “Indenture Trustee”), are incorporated into this Confirmation.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.  Each party represents and warrants to the other that (a) it is duly authorized to enter into this

Swap Transaction and to perform its obligations hereunder, (b) the Swap Transaction and the performance of its obligations hereunder do not violate any material obligation of such party, and (c) the person executing this Confirmation is duly authorized to execute and deliver it.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement between Party A and Party B dated as of September 20, 2007, as amended and supplemented from time to time (the “Agreement”).  This Confirmation shall supplement, form part of, and be subject to that Agreement, and all provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below.

2.                                       The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	September 12, 2007

Effective Date:	September 20, 2007

Termination Date:

The earliest of (i) March 17, 2014 and (ii) when the Notional Amount hereunder has been reduced to zero, subject to adjustment in accordance with the Following Business Day Convention and subject to early termination in accordance with the terms of the Agreement.

Calculation Periods:

For each Fixed Rate Payer Payment Date, the period from and including the immediately preceding Fixed Rate Payer Period End Date to, but excluding, the next Fixed Rate Payer Period End Date, during the Term of this Swap Transaction, except that (a) the initial Fixed Rate Calculation Period will commence on, and include, the Effective Date, and (b) the final Fixed Rate Calculation Period will end on, but exclude, the Termination Date (without regard to any Business Day adjustment in the case of the final Fixed Rate Calculation Period) (“Fixed Rate Calculation Period”).

For each Floating Rate Payer Payment Date, the period from and including the immediately preceding Floating Rate Payer Payment Date to, but excluding, such Floating Rate Payer Payment Date, during the Term of this Swap Transaction, except that (a) the initial Floating Rate Calculation Period will commence on, and include, the Effective Date, and (b) the final Floating Rate Calculation Period will end on, but exclude, the Termination Date (“Floating Rate Calculation Period”). Floating Rate Calculation Periods correspond to “Interest Periods” under the Indenture dated as of September 1, 2007, between Party B and the Indenture Trustee (the “Indenture”).

Notional Amount:

For the Initial Calculation Period, the Notional Amount shall be equal to USD 173,250,000. For each subsequent Calculation Period, the Notional Amount shall be equal to the first Outstanding Amount of the Class A-4 Notes on the first day of such Calculation Period. With respect to any Payment Date, the Outstanding Amount of the Class A-4 Notes will be determined by using the Servicer’s Certificate issued on or about the first day of the related Calculation Period (giving effect to any reductions of the Outstanding Amount of the Class A-4 Notes reflected in such Servicer’s Certificate).

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Payment Dates:	The 15th day of each month, commencing October 15, 2007, subject to adjustment in accordance with the Following Business Day Convention.
Fixed Rate Payer
Period End Date:	The 15th day of each month, commencing October 15, 2007, without adjustment.

Fixed Rate:	4.681% per cent

Fixed Rate
Day Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer
	Payment Dates:	The 15th day of each month, commencing October 15, 2007, subject to adjustment in accordance with the Following Business Day Convention.

	Floating Rate Option:	USD-LIBOR-BBA (set two London Banking Days prior to the first day of each Floating Rate Calculation Period).

	Designated Maturity:	One month

	Initial Floating Rate:	5.49625%

	Spread:	None

Floating Rate
	Day Count Fraction:	Actual/360

	Reset Dates:	Other than in connection with the Initial Floating Rate, the first day of each Calculation Period.

	Compounding:	Inapplicable

	Business Days:	New York

	Business Day Convention:	Following.

	Calculation Agent:	Party A

3.	Account Details:

	Payments to Party A:	ABN AMRO Bank N.V., New York, ABNAUS33
CHIPS 007535
ABA No. 026009580
A/C Name: ABN Amro Bank N.V., London
A/C No. /661001036741
Ref. DCM

	Payments to Party B:	The Bank of New York Trust Company, N.A.
ABA #021000018
For credit to GLA #211705

For final credit to #775900
Ref: CNH 2007-B Swap Payment
Attn: Keith Richardson
Tel: (312) 827-8572

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Jessie Kelley, Derivative Operations.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

ABN AMRO BANK N.V.		Accepted and confirmed as of the date first
written:
By:	/s/ Michaela Tomkins
Name: Michaela Tomkins		CNH Equipment Trust 2007-B
Title: Authorised Signature
By: Wilmington Trust Company, not in its individual capacity but solely as Trustee
By:	/s/ Stuart Ware-Lane
Name: Stuart Ware-Lane
Title: Authorised Signature
		By:	/s/ Dorri E. Wolhar
Name: Dorri E. Wolhar
Title: Financial Services Officer